Exhibit 99.1

SAIC Announces Financial Results for the Second Quarter of Fiscal Year 2015

•	Revenues: $952 million ($939 million excluding revenues performed by former parent)

•	Diluted Earnings per Share: $0.70

•	Cash Flows Provided by Operating Activities: $65 million

•	Quarterly Dividend: $0.28 per share dividend declared; payable on October 30, 2014

MCLEAN, VA, September 9, 2014 — Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets, today announced financial results for the second quarter ended August 1, 2014. SAIC commenced operations on September 27, 2013 (during the third quarter of fiscal 2014) following completion of a spin-off transaction from its former parent.

“As we near our one year anniversary as an independent company, our strategy to increase shareholder value remains unchanged,” said Tony Moraco, SAIC chief executive officer. “Our second quarter results of stable revenue, improving margins, solid cash flow, and predictable capital deployment demonstrate our commitment to executing this strategy.”

Summary Operating Results

Revenues for the second quarter were $952 million ($939 million excluding revenues performed by former parent), compared to $1,034 million during the second quarter of the prior year ($1,005 million excluding revenues performed by former parent). Revenue contracted primarily due to the loss of the DISN Global Solutions program, completion of a program to supply technical support to the Army Reserve and National Guard, and lower material and subcontract revenues on Department of Defense contract vehicles due to delays in the release of contract funding. As expected, revenues performed by former parent decreased during the three months ended August 1, 2014 compared to the same prior year period due to the completion of pre-separation joint work.

Operating income for the quarter was $59 million (6.3% of revenues excluding revenues performed by former parent), up from $38 million (3.8% of revenues excluding revenues performed by former parent) in the prior year period. The increase in operating income was primarily driven by the absence in the current quarter of separation transaction and restructuring expenses as well as improved current quarter contract performance. These impacts were partially offset by reduced income due to revenue contraction.

Net income for the quarter was $34 million compared to $25 million in the prior year period. The increase in net income was primarily driven by higher operating income offset by interest expense during the quarter on long-term debt obtained in September 2013 in conjunction with the spin-off transaction.

Diluted earnings per share was $0.70 for the second quarter. The weighted-average diluted shares outstanding during the quarter was 48.9 million shares.

Cash Generation and Capital Deployment

Cash flow provided by operating activities for the second quarter was $65 million, which was a $2 million improvement compared to the same period in the previous year. As of August 1, 2014, SAIC had $247 million in cash and cash equivalents and $502 million in long-term debt.

During the quarter SAIC deployed $52 million, consisting of $14 million in dividends and $39 million in share repurchases (approximately 919,000 shares) under the SAIC’s previously announced share repurchase program.

Quarterly Dividend Declared

Subsequent to quarter end, the Board of Directors declared a regular quarterly cash dividend of $0.28 per share payable on October 30, 2014, to stockholders of record on October 15, 2014. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

New Business Awards

Net bookings for the second quarter were approximately $865 million which reflects a book-to-bill ratio of 0.9. A notable award received during the second quarter was:

One Acquisition Solution for Integrated Services (OASIS): SAIC was awarded the OASIS contract, a government-wide, indefinite delivery/indefinite quantity acquisition agreement that includes program management, management consulting, logistics, as well as engineering, scientific, and financial services. Awarded by the U.S. General Services Administration , the multiple-award contract has a five-year period of performance and with one five-year option. SAIC is one of six awardees named in all seven pools to perform work both domestically and globally.

Subsequent to quarter end, SAIC continued to receive incremental increases in contract awards, including:

Fleet Readiness Centers Industrial Product Support Vendor (FRC IPV) Program: SAIC was awarded an indefinite delivery/indefinite quantity contract by the Defense Logistics Agency to provide the U.S. Navy with industrial hardware used in the repair, maintenance and overhaul of aviation equipment. The single-award contract includes a three-year base contract, two two-year options, one three-year option, and a total contract value of $190 million, if all options are exercised. Work will be performed primarily in California, Florida, North Carolina and Virginia.

General Purpose Commercial Information Technology Equipment, Software and Services (Schedule 70): SAIC was awarded a multiple-award, indefinite delivery/indefinite quantity contract to support federal agencies and state, local and tribal entities through the U.S. General Services Administration’s Cooperative Purchasing Program. The multi-award contract has a five-year base period of performance and three five-year options. SAIC will provide information technology professional services.

SAIC’s backlog of signed business orders at the end of the quarter was $6.5 billion. Negotiated backlog does not include any estimate of future task orders expected to be awarded under indefinite-delivery/indefinite-quantity, U.S. General Services Administration schedules or other master agreement contract vehicles.

About SAIC

SAIC management will discuss operations and financial results in an earnings conference call beginning at 5 p.m. EDT on September 9, 2014. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.877.795.3647 (toll-fee U.S.) or +1.719.325.4772 (International/Local) and entering passcode 5752887.

SAIC is a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. SAIC’s deep domain knowledge and customer relationships enable the delivery of systems engineering and integration offerings for large, complex government and commercial projects. SAIC’s approximately 13,000 employees serve customers in the U.S. federal government, state/local, and global commercial markets, specializing in providing a broad range of higher-end, differentiated technical capabilities. Headquartered in McLean, Va., SAIC has annual revenues of about $4 billion. For more information, visit http://www.saic.com. For ongoing news, please visit our newsroom.

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with our recently completed spin-off transaction from our former parent, such as disruption to business operations, unanticipated expenses or a failure to realize the expected benefits of the spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of September 9, 2014. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Lauren Darson +1.703.676.8982, lauren.a.darson@saic.com

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	August 1, 2014	August 2, 2013	August 1, 2014	August 2, 2013
Revenues	$939	$1,005	$1,901	$2,112
Revenues performed by former parent	13	29	28	61

Total revenues	952	1,034	1,929	2,173
Costs and expenses:
Cost of revenues	858	931	1,739	1,941
Cost of revenues performed by former parent	13	29	28	61

Total cost of revenues	871	960	1,767	2,002
Selling, general and administrative expenses	22	18	44	47
Separation transaction and restructuring expenses	—	18	—	34

Operating income	59	38	118	90

Interest expense	4	—	9	—

Income before income taxes	55	38	109	90
Provision for income taxes	(21)	(13)	(41)	(32)

Net income	$34	$25	$68	$58

Weighted-average number of shares outstanding:
Basic	47.5	48.6	47.8	48.6

Diluted	48.9	49.7	49.2	49.7

Earning per share (EPS):
Basic	$0.72	$0.51	$1.42	$1.20

Diluted	$0.70	$0.50	$1.38	$1.17

The unaudited condensed consolidated and combined statement of income presented for the three and six months ended August 2, 2013 assumes that SAIC completed a separation transaction from its former parent on February 1, 2013, which actually occurred on September 27, 2013. The statement of income for the three and six months ended August 2, 2013 is provided for illustrative and informational purposes only and is not intended to represent what SAIC’s results of operations would have been had the separation been completed on February 1, 2013.

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(Unaudited, in millions)

	August 1, 2014	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$247	$254
Receivables, net	639	621
Inventory, prepaid expenses and other current assets	94	119

Total current assets	980	994
Goodwill	379	379
Property, plant and equipment, net	58	60
Other assets	13	14

Total assets	$1,430	$1,447

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$370	$387
Accrued payroll and employee benefits	154	149
Long-term debt and capital lease obligations, current portion	26	13
Other current liabilities	18	15

Total current liabilities	568	564
Long-term debt and capital lease obligations, net of current portion	476	489
Other long-term liabilities	22	17
Equity:
Common stock, $.0001 par value, 1 billion shares authorized, 47 million shares and 49 million shares issued and outstanding as of August 1, 2014 and January 31, 2014, respectively	—	—
Additional paid-in capital	295	349
Retained earnings	70	30
Accumulated other comprehensive loss	(1)	(2)

Total equity	364	377

Total liabilities and equity	$1,430	$1,447

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	August 1, 2014	August 2, 2013	August 1, 2014	August 2, 2013
Cash flows from operating activities:
Net income	$34	$25	$68	$58
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5	1	10	4
Deferred income taxes	—	—	1	—
Stock-based compensation expense	9	6	18	15
Excess tax benefits from stock-based compensation	(1)	—	(2)	—
Increase (decrease) in cash resulting from changes in:
Receivables	(35)	23	(18)	7
Inventory, prepaid expenses and other current assets	10	10	27	21
Other assets	(1)	1	—	—
Accounts payable and accrued liabilities	13	(14)	(11)	(44)
Accrued payroll and employee benefits	30	11	5	(20)
Other long-term liabilities	1	—	1	7

Total cash flows provided by operating activities	65	63	99	48
Cash flows from investing activities:
Expenditures for property, plant and equipment	(3)	(1)	(10)	(2)

Total cash flows used in investing activities	(3)	(1)	(10)	(2)
Cash flows from financing activities:
Dividend payments to stockholders	(14)	—	(27)	—
Issuances of stock	—	—	1	—
Stock repurchased and retired or withheld for taxes on equity awards	(39)	—	(72)	—
Excess tax benefits from stock-based compensation	1	—	2	—
Deferred financing costs	—	(5)	—	(5)
Net transfers to former parent	—	(56)	—	(40)

Total cash flows used in financing activities	(52)	(61)	(96)	(45)

Total increase (decrease) in cash and cash equivalents	10	1	(7)	1

Cash and cash equivalents at beginning of period	237	1	254	1

Cash and cash equivalents at end of period	$247	$2	$247	$2

The unaudited condensed consolidated and combined statement of cash flows presented for the three and six months ended August 2, 2013 assumes that SAIC completed a separation transaction from its former parent on February 1, 2013, which actually occurred on September 27, 2013. The statement of cash flows for the three and six months ended August 2, 2013 is provided for illustrative and informational purposes only and is not intended to represent what SAIC’s cash flows would have been had the separation been completed on February 1, 2013.

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited, in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. SAIC segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery/indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) Schedule or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	August 1,	January 31,
	2014	2014
Funded backlog	$1,751	$1,639
Negotiated unfunded backlog	4,748	5,012

Total backlog	$6,499	$6,651